Exhibit 10.9

PMV PHARMACEUTICALS, INC.

EMPLOYEE INCENTIVE COMPENSATION PLAN

1.    Purposes of the Plan. The Plan is intended to increase stockholder value and the success of the Company by motivating Employees to (i) perform to the best of their abilities and (ii) achieve the Company’s objectives.

2.    Definitions.

(a)    “Actual Award” means as to any Performance Period, the actual award (if any) payable to a Participant for the Performance Period, subject to the Committee’s authority under Section 3(d) to modify the award.

(b)    “Affiliate” means any corporation or other entity (including, but not limited to, partnerships and joint ventures) controlled by the Company.

(c)    “Board” means the Board of Directors of the Company.

(d)    “Bonus Pool” means the pool of funds available for distribution to Participants. Subject to the terms of the Plan, the Committee establishes the Bonus Pool for each Performance Period.

(e)    “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder will include such section or regulation, any valid regulation promulgated thereunder, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

(f)    “Committee” means the committee appointed by the Board (pursuant to Section 5) to administer the Plan. Unless and until the Board otherwise determines, the Board’s Compensation Committee will administer the Plan.

(g)    “Company” means PMV Pharmaceuticals, Inc., a Delaware corporation, or any successor thereto, and “Company Group” means the Company and any Parents, Subsidiaries, and Affiliates.

(h)    “Disability” means a permanent and total disability determined in accordance with uniform and nondiscriminatory standards adopted by the Committee from time to time.

(i)    “Employee” means any executive, officer, or other employee of the Company or of an Affiliate, whether such individual is so employed at the time the Plan is adopted or becomes so employed subsequent to the adoption of the Plan.

(j)    “Fiscal Year” means the fiscal year of the Company.

(k)    “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Code Section 424(e).

(l)     “Participant” means as to any Performance Period, an Employee who has been selected by the Committee for participation in the Plan for that Performance Period.

(m)    “Performance Period” means the period of time for the measurement of the performance criteria that must be met to receive an Actual Award, as determined by the Committee in its sole discretion. A Performance Period may be divided into one or more shorter periods if, for example, but not by way of limitation, the Committee desires to measure some performance criteria over 12 months and other criteria over 3 months.

(n)    “Plan” means this Executive Incentive Compensation Plan, as set forth in this instrument (including any appendix attached hereto) and as hereafter amended from time to time.

(o)    “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Code Section 424(f), in relation to the Company.

(p)     “Target Award” means the target award, at 100% of target level performance achievement, payable under the Plan to a Participant for the Performance Period, as determined by the Committee in accordance with Section 3(b).

3.    Selection of Participants and Determination of Awards.

(a)    Selection of Participants. The Committee, in its sole discretion, will select the Employees who will be Participants for any Performance Period. Participation in the Plan is in the sole discretion of the Committee, on a Performance Period by Performance Period basis. Accordingly, an Employee who is a Participant for a given Performance Period in no way is guaranteed or assured of being selected for participation in any subsequent Performance Period or Performance Periods.

(b)    Determination of Target Awards. The Committee, in its sole discretion, will establish a Target Award for each Participant (which may be expressed as a percentage of a Participant’s average annual base salary for the Performance Period or a fixed dollar amount or such other amount or based on such other formula as the Committee determines).

(c)    Bonus Pool. Each Performance Period, the Committee, in its sole discretion, will establish a Bonus Pool, which pool may be established before, during or after the applicable Performance Period. Actual Awards will be paid from the Bonus Pool.

(d)    Discretion to Modify Awards. Notwithstanding any contrary provision of the Plan, the Committee may, in its sole discretion and at any time, (i) increase, reduce or eliminate a Participant’s Actual Award, and/or (ii) increase, reduce or eliminate the amount allocated to the Bonus Pool. The Actual Award may be below, at or above the Target Award, in the Committee’s discretion. The Committee may determine the amount of any increase, reduction or elimination on the basis of such factors as it deems relevant, and will not be required to establish any allocation or weighting with respect to the factors it considers.

(e)    Discretion to Determine Criteria. Notwithstanding any contrary provision of the Plan, the Committee, in its sole discretion, will determine the performance goals (if any) applicable to any Target Award (or portion thereof) which may include: (i) attainment of research and development and/or clinical development milestones, (ii) bookings, (iii) business divestitures and acquisitions, (iv) capital raising, (v) cash flow, (vi) cash position, (vii) contract awards or backlog, (viii) customer renewals, (vix) customer retention rates from an acquired company, subsidiary, business unit or division, (x) earnings (which may include earnings before interest and taxes, earnings before taxes, and net taxes), (xi) earnings per share, (xii) expenses, (xiii) financial milestones, (xiv) gross margin, (xv) growth in stockholder value relative to the moving average of the S&P 500 Index or another index, (xvi) internal rate of return, (xvii) internal structure, (xviii) leadership development, (xix) license or research collaboration agreements, (xx) market share, (xxi) net income, (xxii) net profit, (xxiii) net sales, (xxiv) new product development, (xxv) new product or business invention or innovation, (xxvi) number of customers, (xxvii) operating cash flow, (xxviii) operating expenses, (xxix) operating income, (xxx) operating margin, (xxxi) overhead or other expense reduction, (xxxii) patentability, (xxxiii) publications, (xxxiv) procurement, (xxxv) product defect measures, (xxxvi) product release timelines or other product release milestones, (xxxvii) productivity, (xxxviii) profit, (xxxix) project, function or portfolio-specific milestones, (xxxx) regulatory milestones or regulatory-related goals, (xxxxi) retained earnings, (xxxxii) return on assets, (xxxxiii) return on capital, (xxxxiv) return on equity, (xxxxv) return on investment, (xxxxvi) return on sales, (xxxxvii) revenue, (xxxxviii) revenue growth, (xlix) sales results, (l) sales growth, (li) savings (lii) stock price, (liii) time to market, (liv) total stockholder return, (lv) working capital, and (lvi) individual objectives such as peer reviews or other subjective or objective criteria. As determined by the Committee, the performance goals may be based on generally accepted accounting principles (“GAAP”) or non-GAAP results and any actual results may be adjusted by the Committee for one-time items or unbudgeted or unexpected items and/or payments of Actual Awards under the Plan when determining whether the performance goals have been met. The goals may be on the basis of any factors the Committee determines relevant, and may be on an individual, divisional, business unit, segment or Company-wide basis. Any criteria used may be measured on such basis as the Committee determines, including but not limited to, as applicable, (A) in absolute terms, (B) in combination with another performance goal or goals (for example, but not by way of limitation, as a ratio or matrix), (C) in relative terms (including, but not limited to, results for other periods, passage of time and/or against another company or companies or an index or indices), (D) on a per-share basis, (E) against the performance of the Company as a whole or a segment of the Company and/or (F) on a pre-tax or after-tax basis. The performance goals may differ from Participant to Participant and from award to award. Failure to meet the goals will result in a failure to earn the Target Award, except as provided in Section 3(d). The Committee also may determine that a Target Award (or portion thereof) will not have a performance goal associated with it but instead will be granted (if at all) in the sole discretion of the Committee.

4.    Payment of Awards.

(a)    Right to Receive Payment. Each Actual Award will be paid solely from the general assets of the Company. Nothing in this Plan will be construed to create a trust or to establish or evidence any Participant’s claim of any right other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.

(b)    Timing of Payment. Payment of each Actual Award shall be made as soon as practicable after the end of the Performance Period to which the Actual Award relates and after the Actual Award is approved by the Committee, but in no event later than the later of (i) the 15th day of the third month of the Fiscal Year immediately following the Fiscal Year in which the Participant’s Actual Award is first no longer subject to a substantial risk of forfeiture, and (ii) March 15 of the calendar year immediately following the calendar year in which the Participant’s Actual Award is first no longer subject to a substantial risk of forfeiture. Unless otherwise determined by the Committee, to earn an Actual Award a Participant must be employed by the Company or any Affiliate on the date the Actual Award is paid.

    It is the intent that this Plan be exempt from or comply with the requirements of Code Section 409A so that none of the payments to be provided hereunder will be subject to the additional tax imposed under Code Section 409A, and any ambiguities herein will be interpreted to be so exempt or so comply. Each payment under this Plan is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

(c)    Form of Payment. Each Actual Award generally will be paid in cash (or its equivalent) in a single lump sum. The Committee reserves the right, in its sole discretion, to settle an Actual Award with a grant of an equity award under the Company’s then-current equity compensation plan, which equity award may have such terms and conditions, including vesting, as the Committee determines in its sole discretion.

(d)    Payment in the Event of Death or Disability. If a Participant dies or is terminated due to his or her Disability prior to the payment of an Actual Award the Committee has determined will be paid for a prior Performance Period, the Actual Award will be paid to his or her estate or to the Participant, as the case may be, subject to the Committee’s discretion to reduce or eliminate any Actual Award otherwise payable.

5.    Plan Administration.

(a)    Committee is the Administrator. The Plan will be administered by the Committee. The Committee will consist of not less than 2 members of the Board. The members of the Committee will be appointed from time to time by, and serve at the pleasure of, the Board.

(b)    Committee Authority. It will be the duty of the Committee to administer the Plan in accordance with the Plan’s provisions. The Committee will have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the power to (i) determine which Employees will be granted awards, (ii) prescribe the terms and conditions of awards, (iii) interpret the Plan and the awards, (iv) adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by Employees who are foreign nationals or employed outside of the United States, (v) adopt rules for the administration, interpretation and application of the Plan as are consistent therewith, and (vi) interpret, amend or revoke any such rules.

(c)    Decisions Binding. All determinations and decisions made by the Committee, the Board, and/or any delegate of the Committee pursuant to the provisions of the Plan will be final, conclusive, and binding on all persons, and will be given the maximum deference permitted by law.

(d)    Delegation by Committee. The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or part of its authority and powers under the Plan to one or more directors and/or officers of the Company.

(e)    Indemnification. Each person who is or will have been a member of the Committee will be indemnified and held harmless by the Company against and from (i) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any award, and (ii) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she will give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification will not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

6.    General Provisions.

(a)    Tax Withholding. The Company (or the Affiliate employing the applicable Employee) will withhold all applicable taxes from any Actual Award, including any federal, state and local taxes (including, but not limited to, the Participant’s FICA and SDI obligations).

(b)    No Effect on Employment or Service. Nothing in the Plan will interfere with or limit in any way the right of the Company (or the Affiliate employing the applicable Employee) to terminate any Participant’s employment or service at any time, with or without cause. For purposes of the Plan, transfer of employment of a Participant between the Company and any one of its Affiliates (or between Affiliates) will not be deemed a termination of employment. Employment with the Company and its Affiliates is on an at-will basis only. The Company expressly reserves the right, which may be exercised at any time and without regard to when during a Performance Period such exercise occurs, to terminate any individual’s employment with or without cause, and to treat him or her without regard to the effect that such treatment might have upon him or her as a Participant.

(c)    Forfeiture Events.

    (i)    Clawback Policy; Applicable Laws. All awards under the Plan will be subject to reduction, cancellation, forfeiture, or recoupment in accordance with any clawback policy that the Company Group is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable laws. In addition, the Committee may impose such other clawback, recovery or recoupment provisions with respect to an award under the Plan as the Committee determines necessary or appropriate, including without limitation a reacquisition right in respect of previously acquired cash, stock, or other property provided with respect to an award. Unless this Section 6(c) is specifically mentioned and waived in a written agreement between a Participant and a member of the Company Group or other document, no recovery of compensation under a clawback policy will give the Participant the right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with a member of the Company Group.

  (ii)    Additional Forfeiture Terms. The Committee may specify when providing for an award under the Plan that the Participant’s rights, payments, and benefits with respect to the award will be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of specified events, in addition to any otherwise applicable vesting or performance conditions of the award. Such events may include, without limitation, termination of the Participant’s status as an Employee for “cause” or any act by a Participant, whether before or after the Participant’s status as an Employee terminates, that would constitute “cause.”

  (iii)    Accounting Restatements. If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, then any Participant who knowingly or through gross negligence engaged in the misconduct, or who knowingly or through gross negligence failed to prevent the misconduct, and any Participant who is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, will reimburse the Company Group the amount of any payment with respect to an award earned or accrued during the twelve (12) month period following the first public issuance or filing with the U.S. Securities and Exchange Commission (whichever first occurred) of the financial document embodying such financial reporting requirement.

(d)    Participation. No Employee will have the right to be selected to receive an award under this Plan, or, having been so selected, to be selected to receive a future award.

(e)    Successors. All obligations of the Company under the Plan, with respect to awards granted hereunder, will be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

(f)    Nontransferability of Awards. No award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, or to the limited extent provided in Section 6(e). All rights with respect to an award granted to a Participant will be available during his or her lifetime only to the Participant.

7.    Amendment, Termination, and Duration.

(a)    Amendment, Suspension, or Termination. The Board or the Committee, in its sole discretion, may amend or terminate the Plan, or any part thereof, at any time and for any reason. The amendment, suspension or termination of the Plan will not, without the consent of the Participant, alter or impair any rights or obligations under any Actual Award theretofore earned by such Participant. No award may be granted during any period of suspension or after termination of the Plan.

(b)    Duration of Plan. The Plan will commence on the date first adopted by the Board or the Committee, and subject to Section 7(a) (regarding the Board’s and/or the Committee’s right to amend or terminate the Plan), will remain in effect thereafter until terminated.

8.    Legal Construction.

(a)    Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also will include the feminine; the plural will include the singular and the singular will include the plural.

(b)    Severability. In the event any provision of the Plan will be held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provision had not been included.

(c)    Requirements of Law. The granting of awards under the Plan will be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(d)    Governing Law. The Plan and all awards will be construed in accordance with and governed by the laws of the State of New Jersey, but without regard to its conflict of law provisions.

(e)    Bonus Plan. The Plan is intended to be a “bonus program” as defined under U.S. Department of Labor regulation 2510.3-2(c) and will be construed and administered in accordance with such intention.

(f)    Captions. Captions are provided herein for convenience only, and will not serve as a basis for interpretation or construction of the Plan.